Exhibit 10.9

MOHAWK GROUP, INC.

TRANSACTION BONUS PLAN

1. PURPOSES.

(a) The purpose of this Mohawk Group, Inc. Transaction Bonus Plan (this “Plan”) is to provide a means by which select Employees of Mohawk Group, Inc. (the “Company”) and its Subsidiaries may be given incentives to remain with the Company and its Subsidiaries through a liquidity transaction.

(b) The Company hereby seeks to retain the services of persons who are now, or who become, Employees of the Company and its Subsidiaries and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2. DEFINITIONS.

(a) “Administrator” means (i) prior to a Sale of the Company, the Company’s Board of Directors, and (ii) after a Sale of the Company, the entity designated in the Purchase Agreement to act as the representative of the Company’s stockholders under the Purchase Agreement (and in the absence of such a designation, the Chairman of the Company’s Board of Directors as of immediately prior to the Sale of the Company).

(b) “Award Agreement” has the meaning set forth in Section 5(a) of this Plan.

(c) “Cause” shall mean, after the Effective Date:

(1) the Participant has been convicted of, pled guilty or no contest to or entered into a plea agreement with respect to (x) any felony (under the laws of the United States, any relevant state, or the equivalent of a felony in any international jurisdiction in which the Company does business) or (y) any crime involving dishonesty or moral turpitude;

(2) the Participant has engaged in (A) any willful misconduct (including any violation of federal securities laws) or gross negligence, or (B) any act of dishonesty, violence or threat of violence, in each case with respect to this clause (B), that would reasonably be expected to result in a material injury to the Corporation;

(3) the Participant willfully fails to perform the Participant’s duties to the Company and/or willfully fails to comply with lawful directives of the Company’s board of directors; or

(4) the Participant materially breaches any material contract to which the Participant and the Company are parties;

provided that, with respect to clause (4) and if the event giving rise to the claim of Cause is curable, the Company provides written notice to the Participant of the event within thirty (30) days of the Company learning of the occurrence of such event, and such Cause event remains uncured thirty (30) days after the Company has provided such written notice; provided further that any termination of the Participant’s employment or service for “Cause” with respect to clause (4) occurs no later than thirty (30) days following the expiration of such cure period.

(d) “Closing” means the closing of the first to occur of (i) a Sale of the Company, or (ii) a Qualified IPO.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Company” has the meaning set forth in Section 1 of this Plan.

(g) “Disability” means, with respect to a Participant, if (a) the Participant is rendered incapable because of physical or mental illness of satisfactorily discharging his/her duties and responsibilities to the Company for a period of 90 consecutive days and (b) a duly qualified physician chosen by the Company and reasonably acceptable to the Participant or his/her legal representatives so certifies in writing.

(h) “Effective Date” has the meaning set forth in Section 4 of this Plan.

(i) “Employee” means any full-time employee or independent contractor/consultant of the Company or a Company Subsidiary who has been employed or otherwise under contract by the Company or a Company Subsidiary for at least three months.

(j) “Good Reason” shall mean, after the Effective Date:

(1) a material diminution in the nature or scope of the Participant’s responsibilities, duties or authority;

(2) the Company’s material breach of any material contract to which the Participant and the Company are parties;

(3) the Company’s relocation of the Participant’s principal place of employment more than fifty (50) miles from the prior location; or

(4) a reduction in the Participant’s base salary or target incentive bonus other than, for both base salary and target incentive bonus individually, a one-time reduction of not more than ten percent (10%) that also is applied to substantially all executive officers of the Company;

provided that, in any such case, the Participant provides written notice to the Company of the event giving rise to such claim of Good Reason within thirty (30) days after the Participant learns of the occurrence of such event, and such Good Reason event remains uncured thirty (30) days after the Participant has provided such written notice; provided further that any resignation of the Participant’s employment or service for “Good Reason” occurs no later than thirty (30) days following the expiration of such cure period.

(k) “Involuntary Termination” means, with respect to a Participant, a termination of the Participant’s employment or service by the Company or a Company Subsidiary without Cause, the Participant’s resignation for Good Reason, or the termination of the Participant’s employment or service with the Company and its Subsidiaries due to death or Disability.

(l) “Participant” means any Employee who holds outstanding Participation Units.

(m) “Participation Percentage” with respect to a Participant means, on the date of determination, the number of Participation Units held by the Participant divided by the total number of then outstanding Participation Units.

(n) “Participation Unit” means a bookkeeping entry representing a potential right to receive a payment under this Plan.

(o) “Plan” has the meaning set forth in Section 1(a) of this Plan.

(p) “Plan Pool” has the meaning set forth in Section 4 of this Plan.

(q) “Purchase Agreement” means the definitive purchase agreement, agreement and plan of merger or similar agreement entered into with respect to the Sale of the Company.

(r) “Qualified IPO” means either (i) a firm commitment underwritten public offering (“Underwritten Offering”) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock or (ii) a transaction pursuant to which the Company reverse merges directly or indirectly with a publicly listed special purpose acquisition company (“Reverse Merger”), and in each case, provided that in connection with such offering or transaction, the Company’s common stock, or the common stock issued in connection with a Reverse Merger, is listed for trading on The Nasdaq Stock Market LLC, the New York Stock Exchange or another exchange or marketplace approved by the Administrator, and provided further that the aggregate gross proceeds to the Company or any affiliate thereof in connection with an Underwritten Offering or Reverse Merger are not less than $50,000,000.

(s) “Sale of the Company” means (i) the accumulation, by means of any transaction or series of related transactions, whether directly or indirectly, beneficially or of record, by any individual and/or entity of more than 50% the outstanding shares of common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of the Company’s common stock, so long as the Company’s holders of common stock as of the Effective Date, immediately after such transaction or series of transactions, hold less than 50% of the common stock of the Company or the voting securities of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company, which may include a license transaction; provided, however, that, unless a Qualified IPO has occurred, a transaction shall be a Sale of the Company only if such transaction is a change in the ownership of the Company or a change in the ownership of a substantial portion of the assets of the Company such that the Sale of the Company is a permissible payment under Treasury Regulation 1.409A-3(a)(5).

3. ADMINISTRATION.

(a) This Plan shall be interpreted and administered by the Administrator, whose actions shall be final and binding on all persons, including Participants.

(b) The Administrator, in his, her or its sole but reasonable discretion, shall have the power, subject to, and within the limitations of, the express provisions of this Plan:

(1) To determine whether a transaction or related series of transactions constitutes a Sale of the Company or a Qualified IPO;

(2) To determine whether any individual has status as a Participant, the number of Participation Units to be granted to a Participant (provided, however, no more than 10,000 Participation Units may be granted under this Plan and any grant of Participation Units must be unanimously approved by the Administrator), and whether a Participant is entitled to payment hereunder;

(3) To determine the amount of any payment to be made under this Plan and to make all other calculations and determinations to be made by the Administrator under this Plan (including, without limitation, any calculations and determinations of any amounts or items set forth in Schedule 1 hereto);

(4) To determine for a Participant, at the time of grant, any additional terms and conditions of participation in this Plan not inconsistent with the terms of this Plan, which such additional terms and conditions shall be set forth in the Award Agreement.

(5) To take all other action as may be required hereunder; and

(6) To interpret this Plan.

Each action, interpretation, and determination by the Administrator shall be binding on all Participants (as applicable). Action by the Administrator approving and effecting a grant of Participation Units may be evidenced by an Award Agreement signed by the Administrator or the Company’s CEO.

4. EFFECTIVE DATE OF THIS PLAN; ESTABLISHMENT OF PLAN POOL.

(a) This Plan is effective as of July 9, 2018 (the “Effective Date”).

(b) The Plan Pool shall initially be $0 and shall be deemed funded following the Closing pursuant to the funding mechanics set forth on Schedule 1 (including, without limitation, the funding medium set forth therein). Correspondingly, the Plan Pool shall be deemed reduced as amounts are paid to Participants under this Plan.

5. ALLOCATION OF PLAN POOL AND VESTING.

(a) Each award granted by the Administrator under this Plan to a Participant will represent a contractual right to receive, subject to the terms and conditions of this Plan and the applicable award agreement evidencing such grant (an “Award Agreement”), payments under this Plan in accordance with the terms and conditions of this Plan.

(b) The number of Participation Units granted to each Participant shall be set forth in the Participant’s Award Agreement.

(c) Participation Units may be granted at any time on or before the Closing. Following the Closing, no additional Participation Units may be granted.

(d) The Participation Units granted to any one Participant shall vest in accordance with the following vesting schedule:

(1) Participation Units shall be deemed vested in nine (9) substantially equal monthly installments on each of the nine (9) monthly anniversaries of the date of grant, subject to the Participant’s continued employment with the Company or a Company Subsidiary;

(2) Participation Units shall immediately and fully vest upon the occurrence of the Closing if the Participant’s employment or service to the Company and its Subsidiaries had not previously terminated;

(3) In the event of a Participant’s Involuntary Termination prior to the Closing:

(1) such Participant’s Participation Units shall immediately and fully vest if the Involuntary Termination was not unanimously approved by the Administrator; or

(2) such Participant’s Participation Units shall vest to the extent deemed vested if the Involuntary Termination was unanimously approved by the Administrator.

(e) Upon the Closing, (1) unvested Participation Units held by a Participant whose employment or service to the Company was previously terminated, shall be forfeited for no consideration (but only after giving effect to any vesting pursuant to the foregoing clause (d)), and (2) all Participation Units held by a Participant whose employment previously was terminated for any reason other than an Involuntary Termination shall be forfeited for no consideration. Units forfeited pursuant to the preceding sentence shall be distributed pro rata to the remaining Participants based on the number of Participation Units each such Participant then holds.

6. PAYMENT/DISTRIBUTIONS – QUALIFIED IPO.

(a) Following a Qualified IPO, a Participant shall be entitled to a payments and distributions under this Plan as follows:

(1) On each of the first four six-month anniversaries of the Qualified IPO (i.e., at month 6, month 12, month 18, and month 24, each such date, an “IPO Payment Date”), a Participant shall be entitled to 25% of the Participant’s Participation Percentage of the Plan Pool;

(2) In the event of a Participant’s Involuntary Termination, (i) before the Qualified IPO, the Participant shall be paid the Participant’s then unpaid Participation Percentage of the Plan Pool on the 45th day following the Qualified IPO (but only after giving effect to any vesting pursuant to Section 5(d)) or, (ii) after the Qualified IPO, on the date of the Participant’s Involuntary Termination.

(b) Notwithstanding any contrary provision herein, in the event of a termination of Participant’s employment or service following a Qualified IPO other than due to an Involuntary Termination (i.e. voluntary resignation), such Participant’s Participation Units shall be forfeited for no consideration and amounts remaining to be paid in respect of such Participation Units shall instead be added back to the Plan Pool and shall be paid proportionally to remaining Participants in respect of outstanding Participation Units, with such payment to any one Participant to be paid proportionally on the remaining IPO Payment Dates or, if earlier, upon the Participant’s Involuntary Termination.

(c) With respect to any one Participant, following a Qualified IPO, cash payments shall be made first in time, with any non-cash consideration to be paid under the Plan to be paid only after the Participant has been paid all cash consideration the Participant is entitled to receive. Notwithstanding the foregoing, the Administrator may provide that equivalent cash payment shall be provided in lieu of fractional shares of Company common stock, with the amount of such fractional cash payment determined based on closing price share value on the last trading day immediately prior to the date of applicable payment.

7. PAYMENT/DISTRIBUTIONS – SALE OF THE COMPANY.

Following a Sale of the Company, a Participant who held vested units as of the Closing (including pursuant to vesting under Section 5(d)) shall be entitled to payments and distributions under this Plan as the Plan Pool is deemed funded, but only through the fifth anniversary of the Closing. Upon each deemed funding date or event, a Participant shall be paid his or her Participation Percentage of the Plan Pool.

8. MISCELLANEOUS PROVISIONS

(a) Payment Rounding. All payments provided under this Plan shall be rounded down to the nearest whole cent.

(b) Tax Withholding. As a condition to receipt of any payment under this Plan, a Participant must make arrangements reasonably acceptable to the Company to satisfy applicable tax withholding. With respect to cash payments, the Company shall be permitted to deduct applicable withholding from the cash payment. With respect to non-cash payments, in the event a Participant does not make arrangements to satisfy applicable withholding within ten (10) business days following written request of the Company (which such request can be made no earlier than fifteen (15) business days prior to the applicable payment), the Participant shall forfeit the applicable payment.

(c) Release of Claims. Notwithstanding any contrary provision herein, all payments hereunder due to a Participant on or following the Participant’s Involuntary Termination are subject to the Participant (or the Participant’s estate, as applicable) executing and not revoking the Company’s standard form of general release of all claims, such that the release becomes irrevocably effective within sixty (60) days following the Involuntary Termination. Amounts shall accrue until such release becomes fully and irrevocably effective, with accrued amounts paid once the release becomes fully and irrevocably effective; provided, however, in the event the foregoing 60-day period spans two calendar years, in no event will any payment be made in respect of the Participant’s Participation Units prior to January 1 of the second calendar year. Amounts forfeited as a result of failure to satisfy the foregoing release condition shall be distributed pro rata to the remaining Participants based on the number of Participation Units each such Participant then holds.

9. AMENDMENT AND TERMINATION OF THIS PLAN.

(a) The Administrator may terminate or amend this Plan only with the prior written consent of (i) Participants holding at least 70% of the Participation Units outstanding at that time and (ii) the Administrator.

(b) This Plan shall automatically terminate upon the payment or distribution of all amounts owed to Participants under this Plan and the applicable Award Agreements.

(c) This Plan shall automatically terminate on the 3rd anniversary of the Effective Date if a Closing does not occur prior to such anniversary.

10. NO GUARANTEE OF FUTURE SERVICE.

Nothing in this Plan shall provide any guarantee or promise of continued service of a Participant with the Company. Subject to the rights of Participants as otherwise set forth herein, the Company retains the right to terminate the employment of any Participant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

11. SECTION 409A COMPLIANCE.

Notwithstanding other provisions of this Plan, it is intended that no payment be provided under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments under this Plan may not be made at the time contemplated by the terms of this Plan without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make a reasonable effort in good faith so that the Participant will not incur any tax liability under Section 409A of the Code; provided that neither the Company nor any Subsidiary thereof nor any of their respective owners, directors, officers, employees or representatives shall have any liability to Participants with respect to this Section 11. Each payment in a stream of payments shall be deemed a separate payment for purposes of Section 409A of the Code.

Accordingly, and notwithstanding any contrary provision of this Plan:

(a) if a Participant’s termination of employment is not a “Separation from Service” within the meaning of Section 409A of the Code and the regulations and other published guidance thereunder (including §1.409A-1(h)), then, if required in order to comply with the provisions of Section 409A of the Code, payments to the Participant hereunder shall be delayed until such a Separation from Service occurs; and

(b) If a Participant is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Participant’s Separation from Service (the “Separation Date”), then no payment of non-qualified deferred compensation (within the meaning of Section 409A of the Code) otherwise to be made as a result of the Participant’s Separation from Service shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Participant’s death. The amount of any payment that would otherwise be paid to the Participant during this period shall instead be paid to the Participant on the first day of the first calendar month following the end of such six-month period.

12. FUNDING.

This Plan is intended to constitute an “unfunded” program for incentive compensation, and no amounts shall be set aside to fund any payments hereunder prior to a Closing. The Company’s obligations under this Plan are unfunded and unsecured, and the Participants have no rights other than those of general unsecured creditors of the Company with respect to any payment hereunder.

13. NO ASSIGNMENT OF BENEFITS.

Except as otherwise determined by the Administrator in its sole discretion, benefits under this Plan are not assignable or transferable by Participants before they are paid. Benefits will be paid only to the Participants who are entitled to receive them under this Plan. Notwithstanding the foregoing, in the event of the death of a Participant, payments that otherwise would have been made to the Participant shall instead be provided to the Participant’s estate.

14. CHOICE OF LAW.

All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of Delaware, applicable to contracts to be executed and performed entirely therein, regardless of the laws of any other jurisdiction that might otherwise govern due to applicable conflicts of laws principles.

15. ARBITRATION.

Any controversy arising out of or relating to this Plan and/or an Award Agreement, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Manhattan, New York, before a panel of three arbitrators (the “Panel”), selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the Panel, such Panel shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Award Agreement, without proof of damages or the posting of bond, in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Panel. Final resolution of any dispute through arbitration may include any remedy or relief which the Panel deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Panel shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the Panel hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitration fees. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it, him or her in connection with the resolution of the dispute. Each party will select one arbitrator and the two selected arbitrators will select the third arbitrator.

16. HEADINGS.

The headings in this Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

17. SUCCESSORS.

This Plan shall be binding on all successors to the Company or the Company’s business pursuant to a Sale of the Company.

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SCHEDULE 1

ACQUISITION POOL SCHEDULE

Fund of Plan Pool

The Plan Pool shall be determined as follows:

•	5% of Value (defined below) if total Value is below the historical total amount invested in respect of preferred equity (determined as of the Closing) (“Level 1”);

•	10% of total Value if total Value equals or exceeds Level 1 and is below a Value of $300,000,000 (“Level 2”); and

•	15% of total Value if Value equals or exceeds $300,000,000;

provided, however, that, following a Sale of the Company, the Plan Pool shall be deemed funded only as amounts are paid to shareholders. If any release of funds is not sufficient to fully fund the Plan Pool, the Plan Pool will be reduced to such level as results from 100% of released funds being allocated to the Plan Pool (with an applicable funding catch-up in the event of a subsequent release of funds).

In the event the Closing is due to a Qualified IPO, “Value” shall be either (i) the Company’s market capitalization using the 30-day average VWAP for the 30 days immediately following, and inclusive of, the date of the Qualified IPO in the case of an Underwritten Offering or (ii) the post-money valuation of the Company immediately after giving effect to a Reverse Merger.

In the event the Closing is due to a Qualified IPO, the Plan Pool shall be deemed funded 1/3 in cash and 2/3 in Company common stock, with the number of shares of Company common stock determined by dividing 2/3 of Value by the per share Company common stock price to public in connection with the Qualified IPO.

In the event the Closing is due to a Sale of the Company, “Value” shall be Sale of the Company proceeds paid or distributed to Company stockholders, treating amounts otherwise payable under this Plan as amounts paid to stockholders, with Value increasing upon every release of proceeds to Company stockholders. In the event of a Sale of the Company transaction where the Company’s holders of common stock as of the Effective Date, immediately after such transaction or series of transactions, shall hold common stock of the Company or the voting securities of the surviving or acquiring entity, Value shall be the fully diluted number of shares of the Company’s common stock multiplied by the per share price paid to the Company or the selling shareholders, as the case may be. For the avoidance of doubt, contingency payments and amounts held in escrow shall not be deemed to constitute Value until such amounts are actually released to, and paid to, Company stockholders.

In the event the Closing is due to a Sale of the Company, the Plan Pool shall be funded with the same form of consideration paid in respect of Company common stock. In the event that any portion of the Sale of the Company consideration includes non-cash consideration, the Administrator, in his, her, or its sole but reasonable discretion, shall determine the value of any of such non-cash consideration.

All calculations, with respect to the Plan Pool, including, without limitation, determination of Value, shall be performed by the Administrator in its sole but reasonable discretion.